UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                 FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                        Commission File Number:  0-16195

                            II-VI INCORPORATED
         (Exact name of registrant as specified in its charter)


                        375 Saxonburg Boulevard
                     Saxonburg, Pennsylvania  16056
                             (724) 352-4455
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)


                    Preferred Stock Purchase Rights
         (Title of each class of security covered by this Form)


                       Common Stock, no par value
         (Titles of all other classes of securities for which a
      duty to file reports under section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)   [ ]
    Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)   [ ]
    Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)  [ ]
                                     Rule 15d-6            [ ]


    Approximate number of holders of record as of the certification or Notice date: None.


    Pursuant to the requirements of the Securities Exchange Act of 1934, II-VI Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 3, 2004            By:  /s/ Craig A. Creaturo
                                     ----------------------------
                                     Craig A. Creaturo,
                                     Chief Accounting Officer and
                                     Treasurer